Exhibit 3.1

Amendment No. 1 to Loop Media, Inc. Amended and Restated Bylaws

(Adopted by the Board on January 31, 2025)

Pursuant to the provisions of the Articles of Incorporation and Amended and Restated Bylaws (the “Bylaws”) of Loop Media, Inc., the Bylaws are hereby amended as follows:

1. Section 4.8 of the Bylaws is hereby amended and restated in its entirety to provide as follows:

4.8 Quorum; Voting. Subject to the last section of this Section 4.8, a majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Subject to the last section of this Section 4.8, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, the articles of incorporation or these bylaws.

If the articles of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

Notwithstanding the foregoing provisions of this Section 4.8, pursuant to the provisions of Section 78.140(3) of the NRS, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes, approves or ratifies a contract or transaction, and if the votes of the common or interested directors are not counted at the meeting, then a majority of the disinterested directors may authorize, approve or ratify a contract or transaction.

2. Section 4.9 of the Bylaws is hereby amended and restated in its entirety to provide as follows:

4.9 Action Without a Meeting. Subject to the last sentence of this Section 4.9, unless otherwise restricted by the articles of incorporation or by these bylaws, any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors or committee, as the case may be, may be taken without a meeting if, prior or subsequent to such action, all of the directors consent thereto in writing or by electronic transmission (that satisfies the requirements of Chapter 75 of the NRS and any other applicable provision of the laws of the State of Nevada) and the writing or writings in electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such written consents may be executed in counterparts, and shall be filed with the minutes of the Corporation. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Notwithstanding the foregoing, any written consent of the Board of Directors or any committee thereof is not required to be signed by any common or interested director (as defined in the NRS), if the requirements of Section 78.315(2) of the NRS are satisfied, and such common or interested director shall be ignored for purposes of determining whether all of the members of the Board or of such committee have executed such consent.

3. Section 5.1 of the Bylaws is hereby amended and restated in its entirety to provide as follows:

5.1 Committees of Directors.

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the NGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Notwithstanding the foregoing provisions of this Section 5.1, pursuant to the provisions of Section 78.140(3) of the NRS, common or interested members of the committee may be counted in determining the presence of a quorum at a meeting of the committee which authorizes, approves or ratifies a contract or transaction, and if the votes of the common or interested members of the committee are not counted at the meeting, then a majority of the disinterested members of the committee may authorize, approve or ratify a contract or transaction.

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